UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 19, 2012 (June 15, 2012)

Date of Report (date of earliest event reported)

NEUROGESX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33438	94-3307935
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

(Address of principal executive offices)

(650) 358-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITVE AGREEMENT

On June 15, 2012, a Sublease Agreement (the “Sublease”), entered into as of May 14, 2012 by and between NeurogesX, Inc. (the “Company”) and Oracle America, Inc. (the “Sublandlord”) became an effective agreement (although the term of the Sublease has not yet started) upon receipt of a Consent to Sublease from CA-San Mateo Baycenter Limited Partnership (“Landlord”). The Sublease property, which the Company intends to be its corporate headquarters, consists of approximately 13,510 square feet of office space and is located at 999 Baker Way, San Mateo, California. Sublandlord leases the property pursuant to a Lease, dated as of July 1, 2009, by and between Sublandlord and Landlord, as amended to date, and the Sublease is subject to the terms of such master lease. The Sublease provides that the term of the Sublease for the premises begins upon the later to occur of the following: (i) July 1, 2012, (ii) the Sublandlord delivering possession of the Subleased premises in the condition required under the Sublease and (iii) the date a consent is obtained from the Landlord. The term, once started, expires on March 15, 2015.

The terms of the Sublease provide for monthly base rent payments (subject to certain terms of abatement) of $33,775 for the first 12 months of the term, $34,855 for months 13 through 24 of the term and $35,801.50 for months 25 of the term and thereafter until expiration. Total base rent expense from commencement through the end of the Sublease term is approximately $1.1 million.

In addition to base rent expense, the Company will be responsible for certain operating costs and charges specified in the Sublease, including insurance costs, real property taxes, maintenance costs and utility expenses.

Item 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Please see the disclosure set forth under “Item 1.01 Entry into a material definitive Agreement” which is incorporated by reference into this Item 2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

Date: June 19, 2012	By:	/s/ Stephen F. Ghiglieri
Stephen F. Ghiglieri
Executive Vice President, Chief Operating Officer
Chief Financial Officer